Exhibit 3.1
AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
NATIONAL CINEMEDIA, INC.
(A DELAWARE CORPORATION)

Adopted effective May 4, 2022

This Amendment (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of National CineMedia, Inc., a Delaware corporation (the “Corporation”), is made pursuant to Section 7.08 of the Bylaws and Article XI of the Amended and Restated Certificate of Incorporation of the Company and by resolution of the Board of Directors of the Corporation.

1.Section 3.02 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 3.02 Number, Tenure and Qualifications. The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”) voting separately by class or series, shall initially be nine (9). Each director of the Corporation shall hold office until his or her successor shall be qualified and elected, subject, however, to such director’s earlier death, resignation, retirement or removal. Any newly created directorship or vacancy shall be filled as set forth in the Certificate of Incorporation. Directors of the Corporation need not be residents of Delaware or stockholders of the Corporation. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, except as may be provided for in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.”

2.All of the terms, conditions and provisions of the Bylaws continue in full force and effect except as expressly amended by this Amendment.

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The undersigned, being the duly authorized and appointed Secretary of the Corporation, hereby certifies that the foregoing Amendment to the Amended and Restated Bylaws of the Corporation was duly adopted by action of the Board of Directors of the Corporation as of the date set forth above.

_____________________________
Name:
Title: Secretary

[Signature Page to the Amendment to the Amended and Restated Bylaws of National CineMedia, Inc.]